Exhibit 1A-6G

Sudrania - Fund Administration Agreement - MWM

Money With Meaning Fund, LLC	June 14, 2019

AGREEMENT is made as of June 14, 2019, by and between Money With Meaning Fund, LLC, a Delware Limited Liability Company (the “Client”), and Sudrania Fund Services (“Sudrania”), an Illinois Limited Liability Company.

WITNESSETH:

WHEREAS, the Client wishes to retain Sudrania to provide Fund Administration Services for the funds named in ’Schedule A - Covered Funds’, and Sudrania is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	APPOINTMENT.

The Client hereby appoints Sudrania to provide services for the Client and its Investment Management business, as described hereinafter, for the period and on the terms set forth in this Agreement. Sudrania accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 4 of and Schedule B - Fees & Expenses to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)	Sudrania represents and warrants to the Client that:

(i) Sudrania is a limited liability company, duly organized and existing under the laws of the State of Illinois;

(ii) Sudrania is duly qualified to carry on its business in the State of Illinois;

(iii) Sudrania has and will continue to have, access to the facilities, personnel and equipment and has obtained, and will maintain all necessary rights and licenses, properly to fully perform its duties and obligations under this Agreement;

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

(b)	The Client represents and warrants to Sudrania that:

(i) the Client is a Limited Liability Company, duly organized and existing and in good standing under the laws of the state of Delaware;

(ii) the Client has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv) all requisite actions have been taken by the Client to authorize the Client to enter into and perform this Agreement;

(v)  no legal or administrative proceedings have been instituted or threatened which would impact the Client’s ability to perform its duties and obligations under this Agreement; and

(vi) The Client’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Client or any law or regulation applicable to it.

3.	DELIVERY OF DOCUMENTS.

The Client will promptly furnish to Sudrania such copies, properly certified or authenticated, of contracts, documents and other related information that Sudrania may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a) Actions of or on behalf of the Client authorizing the appointment of Sudrania to provide certain services to the Client and approving this Agreement;

(b) The Client’s Charter and By-Laws;

(c) Opinions of counsel, if any, and auditors’ reports that are material to Sudrania in providing the services contemplated hereunder; and

(d) Such other agreements, certificates, and documents as the Client may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

Sudrania will keep records relating to the services contemplated herein in such form and manner as Sudrania may deem appropriate or advisable, and as may be required by law, rule or regulation concerning Client records maintained by Sudrania. Sudrania agrees that all such records prepared or maintained by Sudrania relating to the services provided hereunder are the property of the Client and will be preserved and maintained at the Client’s expense, and promptly will be made available upon request of the Client.

 633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

4.	FEES AND EXPENSES.

(a) As compensation for the services rendered to the Client pursuant to this Agreement, the Client shall cause to be paid to Sudrania monthly fees determined as set forth in Schedule B - Fees & Expenses to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for a full month will be applicable.

(b) The Client may request additional services, additional processing, or special reports which are not contemplated by this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Sudrania. If Sudrania elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(c) Sudrania will bear its own expenses in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The Client agrees to promptly reimburse Sudrania for reasonable and documented expenses of any services, equipment or supplies ordered by or for the Client through Sudrania and for any other reasonable and documented expenses that Sudrania may incur on the Client’s behalf at the Client’s request or as consented to by the Client.

(d) All fees, out-of-pocket expenses, or additional charges of Sudrania shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(e) In the event that the Client is more than thirty (30) days’ delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Client), this Agreement may be terminated upon thirty (30) days’ written notice to the Client by Sudrania. The Client must notify Sudrania in writing of any contested amounts within fourteen (14) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

5.	DUTIES, RESPONSIBILITIES, AND LIMITATION OF LIABILITY.

(a) Sudrania shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Sudrania shall be obligated, as applicable, to exercise the due care and diligence of a professional accounting service provider in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b) Sudrania shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Client in connection with the matters to which this Agreement relates, except for liability pursuant to Section 5(e) hereunder, and liability for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or gross negligence on Sudrania’s part in the performance of or from reckless disregard by Sudrania of the obligations and duties specifically set forth in this Agreement. Neither party hereunder shall be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement.

(c) Subject to Sections 5(a) and 5(b) above, Sudrania shall not be responsible for, and the Client shall indemnify out of the applicable Fund’s assets and hold Sudrania harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Sudrania or any of its agents as have been disclosed to Client, in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Sudrania or its officers or agents required to be taken pursuant to this Agreement;

(ii) the reasonable reliance on or use by Sudrania or its officers or agents of information, records, or documents which are received by Sudrania or its officers or agents and furnished to them by or on behalf of the Client, and which have been prepared or maintained by the Client or any third party on behalf of the Client;

(iii) the Client’s refusal or failure to comply with the terms of this Agreement or the Client’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv) the breach of any representation or warranty of the Client hereunder;

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

(v) the reliance on or the carrying out by Sudrania or its officers or agents of any instructions reasonably believed to be given on behalf of the Client by a duly authorized person, or requests of or the Client or recognition by Sudrania of any certificates which representing member interests (if any) are reasonably believed to bear the signatures of the officers of the Client and the counter signature of any transfer agent or registrar of the Client;

(vi) any delays, inaccuracies, errors in or omissions from information or data provided to Sudrania by data, corporate action, pricing services or securities brokers and dealers;

(vii) the offer or sale of securities by the Client in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(viii) any failure of the Client’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading;

(ix) the failure of the Client to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(x) all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Sudrania or the Client has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Client, provided that each of such third parties was chosen by the Client.

(d) Further, the Client shall indemnify hold harmless Sudrania and any employee of Sudrania who has been appointed to serve as an officer of the Client from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Sudrania or any such employees acting in a capacity as an officer of the Client, provided such officer acted in good faith and in a manner he/she reasonably believed was in or not opposed to the best interests of the Client.

(e) In performing its services hereunder, Sudrania shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Client and its custodian, officers and members, agents and other service providers which Sudrania reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Client for any loss or expense caused by such reasonable reliance.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

(f) Sudrania shall indemnify and hold the Client harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees and expenses, payments, expenses and liabilities directly arising out of or attributable to Sudrania’s refusal or failure to comply with the material terms of this Agreement; Sudrania’s breach of any material representation made by it herein; or Sudrania’s lack of good faith, or acts involving negligence, willful misfeasance or reckless disregard of the duties specifically set forth in this Agreement.

(g) The indemnifications contained hereunder shall survive the termination of this Agreement.

6.	CONFIDENTIALITY.

Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator with due jurisdiction, Sudrania agrees to maintain confidentiality of and not to disclose all records and other information relative to the Client’s prior, present or potential shareholders and all other confidential information disclosed by the Client to Sudrania during the term of this Agreement, and to not use such records and information for any purpose other than performance of Sudrania’s responsibilities and duties hereunder. Sudrania may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Client and obtaining approval in writing from the Client, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Sudrania where Sudrania may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Client.

7	NOTICES.

Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by email to the parties at the following address (or such other address as a party may specify by notice to the other):

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

If to the Client:

Money With Meaning Fund, LLC

300 S Orange Ave, Suite 1000

Orlando, Florida 32801

P: 407.378.6868 Ext 101

F: NA

E: tj050277@gmail.com

Attn: TJ Osterman

If to Sudrania:

Sudrania Fund Services 633 Rogers St, Suite 106, Downers Grove, IL 60515,
USA

P: +1-630-828-3520

F: +1-888-519-5096

E: nilesh.sudrania@sudrania.com

Attn: Nilesh Sudrania

8.	WAIVER.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

9.	FORCE MAJEURE.

Sudrania shall maintain a commercially reasonable disaster recovery plan that complies with applicable laws, rules and regulations during the term of this Agreement, and shall periodically test the implementation of such plan and report in writing to the Client of the results of such testing. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes, provided that, if Sudrania is unable to perform its obligations because of such an event, it shall use commercially reasonable efforts to resume performance of its obligations and to mitigate damages.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

10.	AMENDMENTS.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

11.	TERM.

This Agreement shall become effective on the date indicated above. Except as set forth in Section 4(e), this Agreement shall continue in effect unless terminated by either party on 30 days’ prior written notice. Upon termination of this Agreement, the Client shall pay Sudrania such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. Sudrania shall cooperate reasonably in assisting the Client in transitioning administrative services in the event of such a termination.

12.	SEVERABILITY.

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

13.	ASSIGNABILITY; DELEGATION.

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party. Sudrania may delegate its obligations hereunder to a sub-contractor or agent, and Sudrania shall remain as responsible for each act or omission of such sub-contractor or agent hereunder as if Sudrania itself so acted or omitted.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

14.	HEADINGS.

All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

15.	GOVERNING LAW.

This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

16.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereofexcept the user agreement providing the Client a right to use the Seamless Solution which shall continue to govern the usage of the software solution.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

IN WITNESS WHEREOF, Sudrania and Customer have executed this Agreement by duly authorized representatives effective as of the date of signing of this agreement.

Money With Meaning Fund, LLC	Sudrania LLC

/s/ Terrence Osterman	/s/ Nilesh Sudrania
Signature	Signature

Terrence Osterman	Nilesh Sudrania
Name:	Name:

Partner	Founder & CEO
Title	Title

06/14/2019	06/14/2019
Date	Date

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

SCHEDULE A - FUNDS COVERED

●	Money With Meaning Fund, LLC (Fund)
●	Southside NSP Trust 2015-1
●	Cloud Capital Management, LLC (Managing Member)

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

SCHEDULE B - FEES & EXPENSE SUMMARY

Initial Setup/Onboarding/Transition Existing Accounting	One Time Fee
1. Build & Connect Bank, Brokerage, Servicer Account Transactions Import	$2,500
2. Build & Connect Investor Transaction Import
3. Build Fund Accounting and Investor Allocations
4. Program Customized Investor Statements
5. Deliver Read-only Logins to Fund Manager and Investors

Fund Accounting - Daily (Fund & Trust)	Fees - Monthly
1. Daily Reconciliation of Trades, Positions & Cash Balances	$4,000
2. Run Full Portfolio & Fund Accounting on Daily Basis	plus
3. Generate NAV Reports/Package by 8 AM T+1	$8 per Mortgage Note
4. Keep Full Transaction Ledger of Bank and Trading Transaction	after first 300
5. Calculate Trading Advisory Fees, as applicable
6. Calculate Management/Performance Fees, as applicable	No separate charge
7. Prepare Funds’ General Ledger on a Daily Basis	for the Trust
8. Prepare Investor Statements (Month-End only)
9. Mail/Email Investor Statements, as applicable

Investor Services / Escrow Account Services	Monthly Fee
1. Process Investors’ Subscription, Distributions, Transfer Transactions	US$	1,000
2. Run Applicable AML Controls, Checks
3. Keep Investor Documents on File and Make Available for Audit
4. Resolve Investor Queries and Information Request
5. Support Data and Information Requests of Local Regulators, Directors, & Corporate Secretary
6. Maintain Fund’s Escrow Account / Perform Fund Transfers as applicable

Audit Support	Fees - Annual
1. Preparation of Financials for Audit under US GAAP or IFRS, as applicable, Provide Calculations and Schedules to Auditors,	$2,500
2. Prepare Confirmation Letters on behalf of Auditors
3. Resolve Audit Queries, and Make Edits for AFS as needed/requested

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

Year-End Tax Preparation (Optional)	Fees - Annual
1. Prepare US Federal Tax Return	$18 Per K1
2. Prepare Any Applicable State Tax Returns
3. Generate Schedule K-1s for the Investors
4. Prepare 1099s, 1042s etc. and their Respective Returns
5. Prepare PFIC Statements for the Non-US funds (if applicable)
6. Prepare Other Filings (FBAR etc)
7. E-file All Returns and Schedules
8. Mail / E-mail K-1s

Management Company Services (Includes Tax Prep Services)	Monthly Fee
1. Maintain financial accounting in quickbooks or similar accounting application	$2,000
2. Prepare Financial Statement for audit purpose
3. Prepare 1099, W2, 1042
4. Prepare & file Federal and state tax returns
5. Prepare and file Federal & state K1s and send to investors/owners
6. Maintain 3rd party marketers investor database, calculate fee share monthly, quarterly and annually as applicable and release payment
7. Maintain a ledger of the investors’ investment into the GP entity, calculate periodic dividend for preferred equity and release payment
8. Support the regulatory data preparation on behalf the fund manager
9. Perform Account Receivable/Payable Services

Notes:

An additional charge of $12,000 will be applicable for the technology portal. The charge will be billed in 12 equal monthly installments of $1,000 each.

633 Rogers St, Suite 106, Downers Grove, IL 60515, | P: 630 853 2946 | F: 888-519-509 | info@sudrania.com

Signature Certificate

Document Ref.: PF6P6-2BNCP-GQIHJ-6GTKN

Document signed by:

Sudrania Fund Services

Verified E-mail:
docs@sudrania.com

IP: 24.93.12.153 | Date: 14 Jun 2019 18:17:27 UTC

TJ Osterman

Verified E-mail:
tj050277@gmail.com

IP: 135.84.187.45 | Date: 14 Jun 2019 20:25:53 UTC

Document completed by all parties on:
14 Jun 2019 20:25:53 UTC

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